EXHIBIT (a)(1)

TICKETS.COM, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ON
JULY 29, 2002 AT 9:00 P.M., PACIFIC TIME,
UNLESS THE OFFER IS EXTENDED

          Tickets.com, Inc. (“Tickets”) is offering to its employees the right to exchange outstanding options to purchase shares of our common stock having an exercise price greater than or equal to $6.00 per share for new stock options with a new exercise price (the “Stock Option Exchange Program” or “Offer to Exchange”). Eligible options were originally granted under our 1999 Stock Incentive Plan or its predecessor plans (collectively, the “1999 Plan”) or the TicketsLive Corporation Amended and Restated Stock Award and Incentive Plan (the “TicketsLive Plan” and collectively with the 1999 Plan, the “Plans”). The new stock options will be granted under the 1999 Plan. If you wish to participate in the Stock Option Exchange Program, you may elect to exchange any options with an exercise price greater than or equal to $6.00 per share. However, if you choose to participate in the Stock Option Exchange Program, you must also exchange all stock options granted to you on or after December 28, 2001, even if those options have an exercise price less than $6.00 per share. Our executive officers and directors and non-employees are not eligible to participate in the Stock Option Exchange Program. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and the “Letter of Transmittal (Election to Participate).” New options will be granted on the date designated by our Chief Executive Officer at least six months and one day after the date we cancel the options accepted for exchange, which we currently anticipate to be on or about January 30, 2003 (the “replacement grant date”).

          Some key features of the new options will include:

          • the number of shares subject to each new option will be three-fourths the number of shares subject to each of your corresponding canceled options, subject to adjustments for any stock splits, stock dividends and similar events;

          • the exercise price of the new option(s) will equal the closing sale price of our common stock as reported on Nasdaq on the replacement grant date (or the last trading day before the replacement grant date, if the market for trading in our stock is closed on such date);

          • each new option will be an incentive stock option to the maximum extent possible under the tax laws on the replacement grant date;

          • the term of the new option(s) will be the same as the canceled options (i.e., each new option will terminate on the same date that the corresponding canceled option would have terminated);

          • each new option granted will vest in accordance with the vesting schedule of the corresponding canceled option. Consequently, each new option granted will vest as follows:

—	all new options corresponding to canceled options that were fully vested on the date of cancellation (“cancellation date”) will be fully vested,

—	all new options corresponding to canceled options that are not fully vested on the cancellation date but would have been fully vested on the date the new options are granted (at least six (6) months and one (1) day from the cancellation date) will be fully vested, and

—	all other new options corresponding to unvested options will have a vesting schedule that is equivalent to what would have been in place had the canceled option remained in effect. For example:

—	An employee cancels an option that is 10/16th vested at the time of cancellation.

—	The new grant occurs six (6) months and one (1) day after cancellation.

—	The replacement option will be 12/16th (plus one (1) day) vested at the time of grant;

          • the other terms and conditions of the new option(s) will be substantially similar to other option(s) granted to you under the 1999 Plan (a copy of the 1999 Plan is available upon request from our Human Resources Department);

          • in order to receive the new option(s), you must still be employed with us on the replacement grant date, and your election to participate in the Stock Option Exchange Program does not in any way change your status as an at-will employee. In addition, we cannot guarantee you that you will receive new options in the Stock Option Exchange Program in the event of a corporate transaction (such as a merger or reorganization) of the Company occurring between the cancellation of your option(s) and the replacement grant date.

          Although our board of directors has approved the Stock Option Exchange Program, neither we nor our board of directors makes any recommendation as to whether you should exchange or refrain from exchanging your options. You must make your own decision whether to exchange your options.

          Shares of our common stock are quoted on the Nasdaq National Market under the symbol “TIXX”. On June 25, 2002, the closing sales price of our common stock as reported on the Nasdaq National Market was $1.10 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options.

          THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          You should direct questions about the Stock Option Exchange Program to Craig Frost, Vice President and General Counsel, by e-mail at CFrost@Tickets.com, or by telephone at (714) 327-5583. You should direct your requests for additional copies of this Offer to Exchange or the Letter of Transmittal (Election to Participate) to Melissa Washington of our Human Resources Department by e-mail at MWashington@Tickets.com, or by telephone at (714) 327-5484.

IMPORTANT

          If you wish to exchange your options, you must complete and sign the accompanying Letter of Transmittal (Election to Participate) in accordance with its instructions. If possible, please hand deliver your form to Melissa Washington in our Human Resources Department. You may also send documents to us by fax at (714) 327-5512 or by mail to Tickets.com, Inc., 555 Anton Boulevard, 11th Floor, Costa Mesa, California 92626, Attention: Melissa Washington. Please allow sufficient time to ensure that we receive these documents by the deadline of 9:00 p.m. Pacific Time on July 29, 2002. If you send your documents by fax, please be sure to get a confirmation of delivery. You do not need to return your existing stock option agreements and related forms to participate in the Stock Option Exchange Program.

          We are not aware of any jurisdiction where the implementation of the Stock Option Exchange Program violates applicable law. If we become aware of any jurisdiction where the implementation of the Stock Option Exchange Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Stock Option Exchange Program will not be made available to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction. With respect to employees resident in any foreign jurisdictions, the Stock Option Exchange Program is subject to, and conditioned upon, our obtaining the appropriate regulatory approvals, if required, in such jurisdictions.

          WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THE STOCK OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE STOCK OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL (ELECTION TO PARTICIPATE). IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

v

INDEX TO SUMMARY TERM SHEET

GENERAL QUESTIONS ABOUT THE STOCK OPTION EXCHANGE PROGRAM		1
1.	What is the Stock Option Exchange Program?	1
2.	What securities are subject to the Offer to Exchange?	1
3.	Why is the Company implementing the Stock Option Exchange Program?	1
4.	Who is eligible to participate?	2
5.	Are overseas employees eligible to participate?	2
6.	What do I need to do to participate in the Stock Option Exchange Program?	2
7.	Is this a repricing?	3
8.	Why can’t the Company just reprice my options?	3
9.	Why can’t I just be granted additional new options?	3
10.	If I decide to participate in the Stock Option Exchange Program, why am I required to cancel all my options granted on or after December 28, 2001?	3
11.	What is the deadline to elect to participate in the Stock Option Exchange Program, and how do I participate?	3
12.	If I decide to participate in the Stock Option Exchange Program, what will happen to my current options?	4
13.	What will happen if I do not turn in my form by the deadline?	4
14.	How do I withdraw from the Stock Option Exchange Program after I have submitted a Letter of Transmittal (Election to Participate)?	4
15.	During what period of time may I withdraw a previous election to participate in the Stock Option Exchange Program?	4
16.	Am I eligible to receive future grants of options during the following six-month period if I participate in the Stock Option Exchange Program?	5
17.	Are there any tax consequences to my participation in the Stock Option Exchange Program?	5
18.	How should I decide whether or not to participate in the Stock Option Exchange Program?	5
19.	What do the Company and the board of directors think of the Stock Option Exchange Program?	5
20.	What if my employment at the Company ends between the date of this Offer to Exchange and the replacement grant date?	6
21.	What are the conditions to the Stock Option Exchange Program?	6
22.	What happens if the Company is subject to a corporate transaction before the new options are granted?	6
SPECIFIC QUESTIONS ABOUT THE CANCELED OPTIONS		6
23.	Which options can be canceled?	6
24.	If I have multiple options, can I choose which options I want to cancel?	7
25.	Can I elect to cancel options that I have already exercised?	7
26.	Can I cancel an option grant only as to certain shares?	7
27.	If my option is split between an incentive stock option and a nonqualified stock option because my original grant exceeded the $100,000 limit on incentive stock options, can I cancel one part of this option but not the other?	7
28.	If I choose to participate in the Stock Option Exchange Program, what will happen to my options that will be canceled?	7
29.	Will the shares subject to canceled options be returned to the pool of shares available for future grant under the Plans?	8
SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS		8

30.	When will the new options be granted?	8
31.	What will be the share amount of the new options?	8
32.	Why is the Company granting new options with share amounts equal to three-fourths of the share amounts of the corresponding eligible canceled options?	8
33.	What will be the exercise price of the new options?	8
34.	How will the new options vest?	9
35.	Will my new option(s) be incentive stock options?	9
36.	What will be the terms and conditions of the new options?	9
37.	Why won’t the Company grant the new options immediately after it cancels the options accepted for exchange?	10
38.	Can I have an example?	10
39.	What do I need to do to participate in the Stock Option Exchange Program?	11

SUMMARY TERM SHEET

               This section answers some of the questions that you may have about the Stock Option Exchange Program of Tickets.com, Inc. (“Tickets” or “Company”). However, it is only a summary, and you should carefully read the remainder of this Offer to Exchange and the accompanying Letter of Transmittal (Election to Participate) because the information in this summary is not complete and because there is additional important information in the remainder of this Offer to Exchange and the Letter of Transmittal (Election to Participate). We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics summarized here.

GENERAL QUESTIONS ABOUT THE STOCK OPTION EXCHANGE PROGRAM

          1. What is the Stock Option Exchange Program?

               We are offering to our employees the right to exchange outstanding options to purchase shares of our common stock that have an exercise price greater than or equal to $6.00 per share for new stock options with a new exercise price to be granted on the date designated by our Chief Executive Officer at least six months and one day after the date we cancel the options accepted for exchange. We currently anticipate that the replacement options will be granted on or about January 30, 2003. (Page 14)

          2. What securities are subject to the Offer to Exchange?

               We are offering to exchange all outstanding options to purchase shares of our common stock having an exercise price greater than or equal to $6.00 per share granted under our 1999 Stock Incentive Plan or its predecessor plans (collectively, the “1999 Plan”) or the TicketsLive Corporation Amended and Restated Stock Award and Incentive Plan (the “TicketsLive Plan” and collectively with the 1999 Plan, the “Plans”) for new stock options under the 1999 Plan. If you wish to participate in the Stock Option Exchange Program, you may elect to exchange any options that have an exercise price greater than or equal to $6.00 per share. However, if you choose to participate in the Stock Option Exchange Program, you must also exchange all options granted to you on or after December 28, 2001, even if those options have an exercise price less than $6.00 per share. (Pages 14-16)

          3. Why is the Company implementing the Stock Option Exchange Program?

               We are implementing the Stock Option Exchange Program because a considerable number of our employees have vested and/or unvested stock options that have exercise prices significantly above our current and recent trading prices. As a result, these options no longer serve the incentive purpose for which they were granted. We are offering this program to allow our employees to choose whether to keep their current stock options at their current exercise prices, or to cancel those options in exchange for new options to purchase three-fourths the number of shares as the canceled options at a new price.

               The new options will be granted on the date (the “replacement grant date”) designated by our Chief Executive Officer at least six months and one day from the date we cancel the options accepted for exchange (the “cancellation date”). The number of shares subject to each new option will be three-fourths the number of shares subject to each of your corresponding canceled options, subject to adjustments for any stock splits, stock dividends and similar events. The exercise price of the new options will be equal to the closing sale price of our common stock on the replacement grant date (or last trading day before the replacement grant date, if the market in our common stock is closed on such date).

               The Stock Option Exchange Program is designed to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for our employees and, in turn, increase the value of our common stock for stockholders. While we hope that this program will improve the current “underwater” options situation, we cannot guarantee the outcome in light of the inherent risks of the volatile and unpredictable stock market. (Page 17)

          4. Who is eligible to participate?

               All current employees of the Company who hold stock options with an exercise price greater than or equal to $6.00 per share under the Plans are eligible to participate in the Stock Option Exchange Program. Our executive officers and directors and other non-employees are not eligible to participate in the Stock Option Exchange Program. (Pages 14-15)

          5. Are overseas employees eligible to participate?

               Employees located outside of the United States are eligible to participate in the Stock Option Exchange Program. Employees resident in foreign jurisdictions should particularly note that special tax considerations may apply to those employees, and they should consult their own tax advisors prior to participating in the Stock Option Exchange Program. (Page 16)

          6. What do I need to do to participate in the Stock Option Exchange Program?

               To participate in the Stock Option Exchange Program, you must make a voluntary election that will become irrevocable by 9:00 p.m. Pacific Time on July 29, 2002, to cancel your outstanding stock option(s) in exchange for a new stock option(s) to be granted on the replacement grant date. If you wish to participate, you will be required to cancel all of your options granted on or after December 28, 2001, even if those options have an exercise price of less than $6.00 per share.

               You must complete the Letter of Transmittal (Election to Participate) that is attached at the end of this Offer to Exchange, sign it, and ensure that Melissa Washington in our Human Resources Department receives it no later than 9:00 p.m. Pacific Time on July 29, 2002. If possible, please hand deliver your form to Melissa Washington in our Human Resources Department. Otherwise, you can return your form to us by fax at (714) 327-5512 or by mail to Tickets.com, Inc., 555 Anton Boulevard, 11th Floor, Costa Mesa, California 92626, Attention: Melissa Washington. Our Human Resources Department will send you a confirmation by e-mail promptly after receipt of your Letter of Transmittal (Election to Participate). However, if you

submit your Letter of Transmittal (Election to Participate) shortly before the specified deadline, you may not receive your confirmation before the deadline. (Page 18)

          7. Is this a repricing?

               No, this is not a stock option repricing. In a repricing, the exercise price of an employee’s current options would be adjusted immediately.

          8. Why can’t the Company just reprice my options?

               In 1998, the Financial Accounting Standards Board adopted rules that have unfavorable accounting charge consequences for companies that reprice options. If we were to reprice options, we would be required to record a variable accounting charge against our earnings. The amount of this charge would be measured by the future appreciation of the common stock subject to the repriced options. As a result, a simple option “repricing” would adversely affect our operating results, as we would be required to record a charge against our earnings on any future appreciation of the repriced options.

          9. Why can’t I just be granted additional new options?

               Because of the number of options currently outstanding, a grant of additional options to all of our employees holding stock options that have exercise prices significantly above our current and recent trading prices (known as “out-of-the-money” or “underwater” options) could be significantly dilutive to our current and future stockholders and could have a negative impact on our earnings per share. (Page 17)

          10. If I decide to participate in the Stock Option Exchange Program, why am I required to cancel all my options granted on or after December 28, 2001?

               If you did not submit all of your options granted on or after December 28, 2001 along with your other options submitted for cancellation, the Stock Option Exchange Program could be considered an option “repricing” program, which, as discussed above, would adversely affect our operating results, as we would be required to record a charge against our earnings on any future appreciation of the repriced options.

          11. What is the deadline to elect to participate in the Stock Option Exchange Program, and how do I participate?

               The deadline to elect to participate in the Stock Option Exchange Program is 9:00 p.m., Pacific Time on July 29, 2002, unless we extend it. This means that Melissa Washington in our Human Resources Department must have your election form in her hands before that time. We may, in our discretion, extend the deadline to participate in the Stock Option Exchange Program at any time, but we cannot assure you that the Stock Option Exchange Program will be extended or, if it is extended, for how long. If we extend the deadline to elect to participate in the Stock Option Exchange Program, we will make an announcement of the extension no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date. If we extend the deadline beyond that time, you must deliver these documents before the extended expiration date.

               We reserve the right to reject any or all options submitted for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those stock options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend the Stock Option Exchange Program, we currently expect that we will accept all such options promptly after the expiration of the deadline to elect to participate in the Stock Option Exchange Program. (Pages 18-19)

          12. If I decide to participate in the Stock Option Exchange Program, what will happen to my current options?

               If you elect to participate in the Stock Option Exchange Program, the options you have elected to exchange will be canceled after 9:00 p.m. Pacific Time on July 29, 2002.

          13. What will happen if I do not turn in my form by the deadline?

               If you do not turn in your election form by the deadline, you will retain your existing options and will not participate in the Stock Option Exchange Program. Your existing stock options will remain unchanged with their original exercise price and original terms. Please be sure to allow sufficient time to ensure receipt by us before the deadline. (Page 19)

          14. How do I withdraw from the Stock Option Exchange Program after I have submitted a Letter of Transmittal (Election to Participate)?

               To withdraw an election to exchange options, you must deliver to Melissa Washington in our Human Resources Department a completed Notice of Withdrawal (Election not to Participate) in the form accompanying this Offer to Exchange with the required information prior to 9:00 p.m. Pacific Time on July 29, 2002. If possible, please hand deliver your form to Melissa Washington in our Human Resources Department. Otherwise, you can return your form to us by fax at (714) 327-5512 or by mail to Tickets.com, Inc., 555 Anton Boulevard, 11th Floor, Costa Mesa, California 92626, Attention: Melissa Washington. Please be sure to allow sufficient time to ensure receipt by us and delivery of confirmation to you before the deadline. Once you have withdrawn options, you may re-elect to exchange options only by again following the election procedure described in the answer to Question 6. (Pages 19 and 20)

          15. During what period of time may I withdraw a previous election to participate in the Stock Option Exchange Program?

          You may withdraw your election to participate in the Stock Option Exchange Program at any time before 9:00 p.m. Pacific Time on July 29, 2002. If we extend the Stock Option Exchange Program beyond that time, you may withdraw your options elected for exchange at any time until the expiration of the extended deadline. (Pages 19 and 20)

          16. Am I eligible to receive future grants of options during the following six-month period if I participate in the Stock Option Exchange Program?

               Because of unfavorable accounting charge consequences, participants in the Stock Option Exchange Program are not eligible to receive any additional stock option grants until after the replacement grant date. (Page 21)

          17. Are there any tax consequences to my participation in the Stock Option Exchange Program?

               If you participate in the Stock Option Exchange Program, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or when the new option(s) are granted. With regard to new incentive stock option(s), the tax aspects of such options will be the same as any other incentive stock options grant. With regard to new non-qualified stock option(s), the tax aspects of such options will be the same as any other non-qualified stock options grant. Those consequences are described in this Offer to Exchange. If you do not participate in the Stock Option Exchange Program, we do not believe that any of the terms of your existing stock option(s) will change. However, it is possible that the IRS could decide that your right to exchange your incentive stock option(s) under this Offer to Exchange is a “modification” of your incentive stock option(s), even though you will not have exchanged the option(s). A successful assertion by the IRS that an option is modified could extend the option’s holding period to qualify for favorable tax treatment and could cause a portion of an incentive stock option to be treated as a nonqualified stock option. (Pages 30-32)

               Special tax considerations may apply to employees resident in other countries. We recommend that you consult your own tax advisor with respect to the federal, state, provincial, local and foreign tax consequences of participating in the Stock Option Exchange Program in your particular circumstances.

          18. How should I decide whether or not to participate in the Stock Option Exchange Program?

               The decision to participate in the Stock Option Exchange Program must be each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the future overall economic environment, the performance of the overall market and companies in our sector and our own business and stock price. It will also depend on the exercise price and vesting status of your current options. (Pages 12-14 and 24-28)

          19. What do the Company and the board of directors think of the Stock Option Exchange Program?

               Our board of directors approved the Stock Option Exchange Program, but neither we nor our board of directors makes any recommendation as to whether you should participate in the Stock Option Exchange Program. Our executive officers and directors are not eligible to participate in the Stock Option Exchange Program.

          20. What if my employment at the Company ends between the date of this Offer to Exchange and the replacement grant date?

               Your employment with us is on an at-will basis and nothing in this Offer to Exchange modifies or changes that. If your employment with Tickets or one of its subsidiaries is terminated by you or us voluntarily, involuntarily or for any reason or no reason, before your new option(s) are granted, you will not have a right to any stock option(s) that were previously canceled, and you will not have a right to the grant of any new options that would have been issued on the replacement grant date. Therefore, if you are not continuously employed by Tickets or one of our subsidiaries from the date of this Offer to Exchange through the replacement grant date, you will not receive new option(s) or any other consideration in exchange for your canceled option(s). (Pages 13, 14-16, and 21)

          21. What are the conditions to the Stock Option Exchange Program?

               While the implementation of the Stock Option Exchange Program is not conditioned upon a minimum number of options being canceled, the Stock Option Exchange Program is subject to a number of conditions, including the conditions described in Section 6. (Pages 22-24)

          22. What happens if the Company is subject to a corporate transaction before the new options are granted?

               In the event of a corporate transaction (such as a merger or reorganization) of the Company before we issue the replacement options, we cannot guarantee that the acquiring company in any corporate transaction will agree to assume existing options and therefore assume the obligation to issue replacement options. Therefore, it is possible that you may not receive any replacement options, securities of the surviving company or other consideration in exchange for your canceled options if we are acquired before the replacement options are granted. In addition, the announcement of a corporate transaction regarding the Company could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the Stock Option Exchange Program.

               We reserve the right to take any action, including entering into a merger, reorganization or other corporate transaction, that our board of directors believes is in the best interest of our company and our stockholders. (Pages 13 and 21)

SPECIFIC QUESTIONS ABOUT THE CANCELED OPTIONS

          23. Which options can be canceled?

               Except as described below, only options with an exercise price greater than or equal to $6.00 per share may be tendered for exchange in connection with the Stock Option Exchange Program. You may voluntarily elect to cancel one or more options with an exercise price greater than or equal to $6.00. However, if you choose to participate in the Stock Option Exchange Program, you must exchange all options granted to you on or after December 28, 2001 even if those options have an exercise price of less than $6.00 per share. (Page 14)

          24. If I have multiple options, can I choose which options I want to cancel?

               You may choose to cancel one or more options if such options were granted to you prior to December 28, 2001 and such options have an exercise price greater than or equal to $6.00 per share. Inclusion of such grants is entirely at your discretion. However, if you wish to participate in the Stock Option Exchange Program, you must cancel all options granted to you on or after December 28, 2001, regardless of exercise price. (Pages 14 and 16)

          25. Can I elect to cancel options that I have already exercised?

               No. The Stock Option Exchange Program only pertains to options; it does not apply in any way to shares already purchased upon the exercise of options. If you exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not subject to inclusion in the Stock Option Exchange Program. However, if you exercised an eligible option in part, the remaining outstanding unexercised portion of the option is subject to inclusion in the Stock Option Exchange Program and may be tendered for exchange and cancellation.

          26. Can I cancel an option grant only as to certain shares?

               No, you cannot cancel an outstanding option in part. By way of example, if you have an option for 1,000 shares granted in May 2000 and for 500 shares granted in April 2001, you could elect to cancel both, either or neither of these grants. You could not elect to cancel just 800 shares of the May 2000 grant, or any other partial cancellation of either option grant. Likewise, if an option grant is partially vested and partially unvested, you cannot choose to cancel only the unvested portion. You are permitted to exercise the vested portion of an option and tender the balance for exchange and cancellation. (Page 16)

          27. If my option is split between an incentive stock option and a nonqualified stock option because my original grant exceeded the $100,000 limit on incentive stock options, can I cancel one part of this option but not the other?

               You cannot cancel one part of an option grant that has been split into an incentive stock option and a nonqualified stock option because it is still considered a single option grant. It cannot be separated for purposes of the Stock Option Exchange Program.

          28. If I choose to participate in the Stock Option Exchange Program, what will happen to my options that will be canceled?

               If you elect to participate in the Stock Option Exchange Program, then on 9:00 p.m., Pacific Time, on July 29, 2002, we will cancel all of your outstanding options with an exercise price greater than or equal to $6.00 per share that you have elected to cancel, plus any other options that were granted on or after December 28, 2001, regardless of exercise price. (Pages 20 and 21)

          29. Will the shares subject to canceled options be returned to the pool of shares available for future grant under the Plans?

               The shares of common stock subject to options granted under the 1999 Plan and canceled pursuant to the Stock Option Exchange Program will be returned to the pool of shares available for grants of new options under the 1999 Plan. However, the shares of common stock subject to options granted under the TicketsLive Plan and canceled pursuant to the Stock Option Exchange Program will no longer be available for future option grants. (Page 29)

SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

          30. When will the new options be granted?

               We will grant the new options on the replacement grant date. If we cancel options elected for exchange on July 29, 2002, the replacement grant date of the new options will be on or about January 30, 2003. (Page 20)

          31. What will be the share amount of the new options?

               Employees who participate in this program will receive a new option on the replacement grant date in exchange for an eligible canceled option. The number of shares subject to each new option will be three-fourths the number of shares subject to each of your corresponding eligible canceled options, subject to adjustments for any stock splits, stock dividends and similar events. Each new option grant will be granted under the 1999 Plan, pursuant to a new option agreement between you and us. (Pages 15 and 21)

          32. Why is the Company granting new options with share amounts equal to three-fourths of the share amounts of the corresponding eligible canceled options?

               Because of the number of shares subject to stock options that have exercise prices significantly above our current and recent trading prices (known as “out of the money” or “underwater” options), a grant of new options with share amounts on a one-to-one ratio for each canceled option would be significantly dilutive to our current and future stockholders and could negatively impact our relations with stockholders. While neither we nor our board of directors makes any recommendation as to whether you should participate in the Stock Option Exchange Program, our board of directors believes that the proposed exchange ratio will appropriately balance our need to create incentives for our employees and to increase the value of our common stock for stockholders over time. While we hope that this program will improve the current “underwater” options situation, we cannot guarantee the outcome in light of the inherent risks of the volatile and unpredictable stock market. (Pages 17 and 18)

          33. What will be the exercise price of the new options?

               The exercise price of the new options will be the closing sales price of our common stock as reported on Nasdaq on the replacement grant date. Because the replacement grant date is more than six months after the date we cancel the options accepted for exchange and the price of our stock on the stock market is volatile, the new option(s) may have a higher exercise price than your current option(s). We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options. (Pages 12-13 and 17)

          34. How will the new options vest?

               The vesting of the newly issued options will be in accordance with the vesting schedule of the canceled options. You will receive credit for vesting accrued prior to the cancellation of the existing options and will receive credit for the period between the cancellation of the existing options and the grant of the new options.

               Each new option granted will vest as follows:

—	any new option that was fully vested on the cancellation date will be fully vested,

—	any unvested option on the cancellation date but would have been fully vested on the date the corresponding new option is granted (i.e., at least six (6) months and one (1) day from the cancellation date) will be fully vested, and

—	all other canceled options will have a vesting schedule that is equivalent to what would have been in place had the canceled option remained in effect. For example:

—	An employee cancels an option that is 10/16th vested at the time of cancellation.

—	The new grant occurs six (6) months and one (1) day after cancellation.

—	The new option will be 12/16th (plus one (1) day) vested at the time of grant.

          35. Will my new option(s) be incentive stock options?

               Generally, yes. Each new option will be granted as an incentive stock option to the maximum extent it qualifies as an incentive stock option under the tax laws on the date of the grant. For options to qualify as incentive stock options under current tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price. The excess value is deemed to be a nonqualified stock option, which is an option that is not qualified to be an incentive stock option under current tax laws. (Pages 13 and 31)

          36. What will be the terms and conditions of the new options?

               The terms and conditions of the new options will be substantially similar to other options granted to you under the 1999 Plan, except that the exercise price and the number of shares subject to the new options will be different. The term of each new option will end on the same day that the corresponding canceled option would have terminated. If you are unfamiliar with any of the terms of an option granted under the 1999 Plan, please refer to the copy of the 1999 Plan provided to you or contact Melissa Washington in our Human Resources Department for a copy of the 1999 Plan or accompanying prospectus by e-mail at MWashington@Tickets.com or by telephone at (714) 327-5484. (Pages 15, 21 and 25-26)

          37. Why won’t the Company grant the new options immediately after it cancels the options accepted for exchange?

               If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings until these new options are exercised, canceled or terminated. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record this compensation expense. (Pages 29 and 30)

          38. Can I have an example?

               The following is a representative example for a hypothetical employee. Your situation is likely to vary in significant respects.

Assumption for Existing Options:
Grant Date:	January 28, 2001
Shares subject to original stock option:	1000 shares
Original stock option exercise price:	$10.00
Original Vesting Schedule:	25% of the shares vest on January 28, 2002, and 1/16th (6.25%) of the shares vest quarterly thereafter
Shares vested on the cancellation date:	375
Shares that would be vested by the replacement grant date:	500
Shares vesting each quarter:	62.5

Potential New Replacement Option:
Replacement grant date:	On or about January 30, 2003
Shares subject to new option:	750
Hypothetical closing stock price on the replacement grant date:	$2.50
Shares vested on the replacement grant date:	375
Shares vesting each quarter thereafter:	46.875

          Based on the assumptions above, for the sake of illustrating the Stock Option Exchange Program, we would cancel your original stock option on July 29, 2002. On the replacement grant date, which would be on or about January 30, 2003, you would receive a new option for 750 shares. Based on the purely hypothetical stock price of $2.50 on that date, your new exercise price would be $2.50. Your new option would be vested with respect to 375 shares on the replacement grant date, with an additional 46.875 shares vesting each quarter thereafter until the new option is fully vested.

          39. What do I need to do to participate in the Stock Option Exchange Program?

               As described in the answer to Question 6, to participate, you must complete the Letter of Transmittal (Election to Participate) that is attached at the end of this Offer to Exchange, sign it, and ensure that Melissa Washington in our Human Resources Department receives it no later than 9:00 p.m. Pacific Time on July 29, 2002. If possible, please hand deliver your form to Melissa Washington in our Human Resources Department. Otherwise, you can return your form to us by fax at (714) 327-5512 or by mail to Tickets.com, Inc., 555 Anton Boulevard, 11th Floor, Costa Mesa, California 92626, Attention: Melissa Washington. (Page 18)

CERTAIN RISKS
OF PARTICIPATING IN THE OFFER

          Participation in the offer involves a number of potential risks, including those described below. This list highlights the material risks of participating in this offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read Section 13 in this Offer to Exchange discussing tax consequences in the United States, as well as the rest of this Offer to Exchange and the Letter of Transmittal (Election to Participate) for a more in-depth discussion of the risks which may apply to you before deciding to participate in the exchange offer.

Economic Risks

          The value of our common stock fluctuates significantly, which could result in an exercise price for your replacement option that is the same as or greater than your existing option. The market price of our common stock has been highly volatile and has been or could be affected by factors such as:

          • operating results that vary from the expectations of securities analysts and investors;

          • changes in securities analysts’ and investors’ expectations as to our future financial performance;

          • changes in market valuations of other Internet, online or ticketing services companies;

          • announcements by us or our competitors of technological innovations, new services, significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

          • loss of a major venue or client;

          • announcements by third parties of significant claims or proceedings against us or developments in those proceedings;

          • future sales of our stock; and

          • the outcome of litigation, whether by judicial decision or settlement, in which we are currently or in the future involved.

          As a result, the exercise price of an option received under the Stock Option Exchange Program may be greater than the exercise price of your current option. In addition, the announcement of a corporate transaction (such as a merger or reorganization) regarding the Company could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate any potential benefits provided by the Stock Option Exchange Program.

          If you are not employed by the Company on the replacement grant date, you will not receive a replacement option in exchange for your canceled option. In order to receive new options in exchange for your canceled options you must be employed by the Company on the replacement grant date. If you elect to participate in the Stock Option Exchange Program and are no longer employed by the Company on the replacement grant date, you will not receive new options or any other consideration in exchange for your canceled options, including any shares subject to those options that may be vested at the time of cancellation.

          If there is a corporate transaction of the Company, you may not receive a replacement option. In the event of a corporate transaction (such as a merger or reorganization) of the Company occurring before the replacement grant date, we cannot guarantee that the acquiring company would agree to assume existing options and therefore the obligation to issue replacement options. Therefore, it is possible that you may not receive any replacement options, securities of the surviving company or other consideration in exchange for your canceled options if there is a corporate transaction of the Company before the replacement grant date, even if you are vested with respect to some or all of your options at this time. In addition, the announcement of a corporate transaction regarding the Company could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate any potential benefits provided by the Stock Option Exchange Program.

          This Stock Option Exchange Program is subject to regulatory approval and may be delayed, modified or even canceled. This Stock Option Exchange Program is subject to regulatory approval. Regulators may, in their sole discretion, delay, modify or terminate this Stock Option Exchange Program. Should the cancellation date of the options submitted for exchange be delayed by regulators for any reason, the replacement grant date would also be delayed which could result in an exercise price for your replacement option that is the same as or greater than your existing option due to the fluctuation in our stock price between the cancellation date and the actual replacement grant date. The terms of this program may also be altered by regulators, which may reduce or eliminate any potential benefits or advantages provided by the Stock Option Exchange Program. Finally, regulators may terminate this program prior to the issuance of any new options, which may result in your not receiving a replacement option.

Tax-Related Risks for U.S. Residents

          If your canceled option was an incentive stock option, your new option will be an incentive stock option, but only to the extent it qualifies under the Internal Revenue Code of 1986, as amended. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. It is possible that by participating in this exchange, your new options will exceed this limit and will be treated as nonstatutory stock options. In general, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read Section 13 of this Offer to Exchange, and see the tax disclosure set forth in the prospectus for the 1999 Plan, which has been made available to you. Also, upon your request, the Company will provide you with a copy of the prospectus (see Section 8 of this Offer to Exchange).

Tax-Related Risks for Residents of Non- U.S. Countries

          If you are eligible for this exchange because you are an employee living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

Business-Related Risks

          For a description of risks related to our business, please see the discussion of risks associated with our business under the captions “Forward Looking Information Regarding Revenue Growth and Execution of Our Business Plan”, “Forward Looking Information Regarding Costs of Services”, “Forward Looking Information Regarding Operating Expenses”, and “Forward Looking Information Regarding Liquidity and Capital Resources” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2002.

INTRODUCTION

          Tickets is offering to its employees the right to exchange all outstanding options to purchase shares of our common stock having an exercise price greater than or equal to $6.00 per share granted under the Plans for new stock options that we will grant under the 1999 Plan. If you wish to participate in the Stock Option Exchange Program, you may elect to exchange any options that have an exercise price greater than or equal to $6.00 per share. However, if you choose to participate in the Stock Option Exchange Program, you must exchange all options granted to you on or after December 28, 2001, even if those options have an exercise price of less than $6.00 per share. Our executive officers and directors are not eligible to participate in the Stock Option Exchange Program. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying Letter of Transmittal (Election to Participate). Grants of new options will be made on the date designated by the Chief Executive Officer at least six months and one day from the date we cancel the options accepted for exchange, which is expected to be on or about January 30, 2003. The Stock Option Exchange Program is not conditioned upon a minimum number of options being elected for exchange; however, you cannot elect to cancel and exchange only a part of an outstanding option. The Stock Option Exchange Program is subject to conditions, which we describe in Section 6 of this Offer to Exchange.

          In order to receive any new options, you must still be employed with us on the replacement grant date, and your election to participate in the Stock Option Exchange Program does not in any way change your status as an at-will employee. In addition, we cannot guarantee you that you will receive a new option in the Stock Option Exchange Program if a corporate transaction (such as a merger or reorganization) of the Company occurs between the cancellation of your options and the replacement grant date.

          We are implementing the Stock Option Exchange Program because a considerable number of our employees have stock options that have exercise prices significantly above our current and recent trading prices. We believe that the Stock Option Exchange Program will provide renewed incentives to our employees and that, for many eligible employees, the exchange will create a better opportunity to potentially obtain value from their options. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their current stock options at their current exercise price, or to cancel those options for new options.

          As of May 31, 2002, options to purchase 1,918,558 shares of our common stock were issued and outstanding under the Plans. These options had exercise prices ranging from $2.00 to $157.00. Any of these options that have an exercise price greater than or equal to $6.00 per share (except those held by our executive officers, our directors or non-employees) are eligible to participate in the Stock Option Exchange Program. All options we accept in this program will be canceled and retired. The shares of common stock subject to options granted under the 1999 Plan and canceled pursuant to the Stock Option Exchange Program will be returned to the pool of shares available for grants of new options under the 1999 Plan. However, the shares of common stock subject to options granted under the TicketsLive Plan and canceled pursuant to the Stock Option Exchange Program will no longer be available for future option grants.

OFFER TO EXCHANGE: THE STOCK OPTION EXCHANGE PROGRAM

1. Number of Options; Expiration Date.

          Upon the terms and subject to the conditions of this Offer to Exchange, we will exchange all eligible outstanding options that are properly elected for exchange and not validly withdrawn in accordance with Section 4 before the “expiration date”, as defined below, for new stock options to purchase common stock under the 1999 Plan. You will be entitled to receive for each option properly elected and accepted for exchange, one new stock option to purchase the number of shares of our common stock that is equal to three-fourths the number of shares subject to the corresponding eligible canceled options, subject to adjustments for any stock splits, stock dividends and similar events. Each new option will be subject to the terms of the 1999 Plan, pursuant to a new option agreement between us and you.

          Any current employee of the Company or one of its subsidiaries who holds stock options under the Plans that have exercise prices above or equal to $6.00 per share is eligible to participate in the Stock Option Exchange Program. Any employee whose employment with us has been terminated, whether voluntarily or involuntarily, is not eligible to participate in the Stock Option Exchange Program, irrespective of the effective date of such termination. Our executive officers, our directors and non-employees are not eligible to participate in the Stock Option Exchange Program.

          Employees located outside of the United States are eligible to participate in the Stock Option Exchange Program. Employees resident in foreign jurisdictions should particularly note that special tax considerations may apply to those employees, and they should consult their own tax advisors prior to participating in the Stock Option Exchange Program.

          IF YOU ARE NOT AN EMPLOYEE OF THE COMPANY OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE YOUR OPTION(S) THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE A NEW OPTION IN EXCHANGE FOR YOUR CANCELED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR CANCELED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

          If you wish to participate in the Stock Option Exchange Program, you may elect to cancel any options that have an exercise price greater than or equal to $6.00 per share. However, if you choose to participate in the Stock Option Exchange Program, you must cancel all options granted to you on or after December 28, 2001, even if those options have an exercise price less than $6.00 per share. If you elect to cancel an option, it must be canceled as to all shares that are outstanding under the option grant. An option cannot be partially canceled.

          The term “expiration date” means 9:00 p.m., Pacific Time, on July 29, 2002, unless and until we, in our discretion, have extended the period of time during which you may elect to participate in the Stock Option Exchange Program, in which event the term “expiration date” refers to the latest time and date on which your right to participate, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the expiration date.

          We will notify you of such action, and extend the expiration date for a period of no fewer than ten business days after the date of such notice if we increase or decrease:

          • the amount of consideration offered for the options;

          • the number of options eligible to be elected for exchange in the Stock Option Exchange Program, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Stock Option Exchange Program immediately prior to the increase; or

          • the period in which you may participate in the Stock Option Exchange Program by changing the date on which your right to participate is scheduled to expire to a date not earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14.

          For purposes of the Stock Option Exchange Program, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2. Purpose of the Stock Option Exchange Program.

          We issued the options outstanding under the Plans to provide our employees an opportunity to acquire or increase their ownership stake in the Company, creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees to continue their employment with us.

          Many of these options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are implementing the Stock Option Exchange Program to provide our employees with the opportunity to own options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for employees and, in turn, increase the value of our common stock for our current stockholders.

          Because of the number of options currently outstanding, a grant of additional options to all our employees holding “out-of-the-money” options could be significantly dilutive to our current and future stockholders and could potentially have a negative impact on our outstanding shares and earnings per share.

          CONSIDERING THE INHERENT RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, THE TECHNOLOGY SECTOR AND OUR INDUSTRY IN PARTICULAR, WE CANNOT GUARANTEE THAT THE CLOSING MARKET PRICE OF OUR COMMON STOCK ON THE REPLACEMENT GRANT DATE (AND THEREFORE THE EXERCISE PRICE OF ANY NEW OPTION) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR EXISTING OPTION, OR THAT YOUR NEW OPTION WILL INCREASE IN VALUE OVER TIME.

          Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we currently have no formal plans or proposals that relate to or would result in:

          • an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries that is material to us (however, we expect to consider such matters from time to time);

          • any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

          • any material change in our present dividend rate or policy, or our indebtedness or capitalization;

          • any change in our present board of directors or management, including a change in the number or term of directors to fill any existing vacancies on the board of directors, or any change in an executive officer’s material terms of employment;

          • any other material change in our corporate structure or business;

          • our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

          • our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

          • the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

          • the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of (i) the exercise of stock options issued under the Plans or other Company stock option plans, (ii) purchases made under our employee stock purchase plan, (iii) the conversion of the Company’s Series F Senior Cumulative Redeemable Convertible Preferred Stock, (iv) the conversion of the Company’s Series G Cumulative Redeemable Convertible Participating Preferred Stock, or (v) the exercise of warrants issued in connection with the issuance of the Company’s Series G Preferred Stock) in an amount that is material to us (however, we expect to consider such matters from time to time); or

          • any changes in our certificate of incorporation, bylaws or other governing instruments or any actions that could impede the acquisition of control of us.

          Neither we nor our board of directors makes any recommendation as to whether you should elect to participate in the Stock Option Exchange Program, nor have we authorized any person to make any such recommendation. We urge you to evaluate carefully all of the information in this Offer to Exchange and to consult your own legal, investment and tax advisors. You must make your own decision whether to elect to participate in the Stock Option Exchange Program.

3. Procedures for Electing to Participate in the Stock Option Exchange Program.

          Proper Exchange of Options. To elect to participate in the Stock Option Exchange Program, you must, in accordance with the terms of the Letter of Transmittal (Election to Participate) that is attached at the end of this Offer to Exchange, properly complete, duly execute and deliver to us the Letter of Transmittal (Election to Participate), or a facsimile of the letter, along with any other required documents. Melissa Washington in our Human Resources Department must receive all of the required documents before the expiration date. If possible, please hand deliver your form to Melissa Washington in our Human Resources Department. Otherwise, you can return your form to us by fax at (714) 327-5512 or by mail to Tickets.com, Inc., 555 Anton Boulevard, 11th Floor, Costa Mesa, California 92626, Attention: Melissa Washington. Please allow sufficient time to ensure that we receive these documents no later than July 29, 2002.

          The method of delivery of all documents, including the Letter of Transmittal (Election to Participate) and any other required documents, is at the election and risk of the electing option holder. You should allow sufficient time to ensure timely delivery.

          If you do not turn in your election form by the deadline, then you will not participate in the Stock Option Exchange Program, and all stock options you currently hold will remain unchanged at their original price and terms.

          Except as described in the following sentence, the option holder who has elected to participate in the Stock Option Exchange Program must sign the Letter of Transmittal (Election to Participate) exactly as such option holder’s name appears on the option agreement(s). If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to action such capacity must be indicated on the Letter of Transmittal (Election to Participate).

          Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation To Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in the Stock Option Exchange Program. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to participate in the Stock Option Exchange Program that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Stock Option Exchange Program or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to participate in the Stock Option Exchange Program will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

          Our Acceptance Constitutes an Agreement. Your election to participate in the Stock Option Exchange Program pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Stock Option Exchange Program. Our acceptance for cancellation of the options elected for exchange by you pursuant to the Stock Option Exchange Program (discussed in Section 5 below) will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Stock Option Exchange Program.

          Subject to our rights to extend, terminate and amend the Stock Option Exchange Program, we currently expect that we will accept promptly after the expiration date all properly elected options that have not been validly withdrawn.

4. Withdrawal Rights.

          You may withdraw the options you have elected to exchange only if you comply with the provisions of this Section 4.

          You have the right to withdraw the options you have elected to cancel at any time before 9:00 p.m., Pacific Time, on July 29, 2002. If we extend the time during which you may elect to participate in the Stock Option Exchange Program, you have the right to withdraw these options at any time until the extended period expires. In addition, if we do not accept your options for participation in the Stock Option Exchange Program before August 26, 2002, the 40th business day from the commencement of the Stock Option Exchange Program, you may withdraw such options at any time after August 26, 2002.

          To withdraw options, you must deliver a written Notice of Withdrawal (Election not to Participate) with the required information included, while you still have the right to withdraw the election to participate in the Stock Option Exchange Program. We recommend that you hand deliver the Notice of Withdrawal (Election Not to Participate) to Melissa Washington in our Human Resources Department. Otherwise, you can return your form to us by fax at (714) 327-5512 or by mail to Tickets.com, Inc., 555 Anton Boulevard, 11th Floor, Costa Mesa, California 92626, Attention: Melissa Washington. A form of Notice of Withdrawal (Election Not to Participate) accompanies this Offer to Exchange. The Notice of Withdrawal (Election Not to Participate) must include your name, the grant date, exercise price and total number of shares included in each option, and the total number of options to be withdrawn. Except as described in the following sentence, the option holder who has elected to participate in the Stock Option Exchange Program (and who subsequently elects to withdraw his or her options from the Stock Option Exchange Program) must sign the Notice of Withdrawal (Election Not to Participate) exactly as such option holder’s name appears on the option agreement(s). If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to action such capacity must be indicated on the Notice of Withdrawal (Election Not to Participate).

          You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly submitted for participation in the Stock Option Exchange Program, unless you properly re-submit those options before the expiration date by following the procedures described in Section 3.

          Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal (Election Not to Participate), nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5. Acceptance of Options for Exchange and Issuance of New Options.

          Upon the terms and subject to the conditions of this Offer to Exchange and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly submitted for exchange and not validly withdrawn before the expiration date. If your eligible options are properly submitted for exchange on or prior to July 29, 2002 and accepted for exchange, you will be granted a new stock option on the replacement grant date, which will be on or about January 30, 2003. If we extend the date by which we must accept and cancel options properly submitted for exchange, you will be granted new stock options on the date designated by our Chief Executive Officer at least six months and one day after the extended date.

          If we accept options you submitted to exchange in the Stock Option Exchange Program, you will be ineligible until after the replacement grant date for any additional stock option grants for which you might otherwise have been eligible before the replacement grant date. This allows us to avoid recording a compensation expense because of accounting rules that could apply to these interim option grants as a result of the Stock Option Exchange Program.

          For purposes of the Stock Option Exchange Program, we will be deemed to have accepted for exchange eligible options that are validly submitted for exchange and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options. Subject to our rights to extend, terminate and amend the expiration date, we currently expect that your new option agreement(s) will be delivered to you within three weeks of the replacement grant date. You will need to sign and return your new option agreement(s) before you will be able to exercise the new options.

          Each new option will entitle you to purchase three-fourths the number of shares subject to the corresponding canceled option, subject to adjustments for any stock splits, stock dividends and similar events. Each new option will vest according to the vesting schedule of the corresponding canceled option, and the term of each new option will end on the same date that the corresponding canceled option would have terminated

          Your employment with the Company is on an at-will basis and nothing in this Offer to Exchange modifies or changes that. Therefore, if your employment with the Company or one of its subsidiaries is terminated by you or the Company voluntarily, involuntarily, or for any reason or no reason, before your new option is granted, you will not have a right to any stock options that were previously canceled, and you will not have a right to any grant that would have been granted on the replacement grant date. If you are not an employee of the Company or one of our subsidiaries from the date you elect to exchange options through the date we grant the new options, you will not be eligible to receive a grant of new options in exchange for your canceled options that have been accepted for exchange. You also will not receive any other consideration for your canceled options if you are not an employee from the date you elect to participate in the Stock Option Exchange Program through the date we grant the new options.

          It is possible that, prior to the grant of new options, we might effect or enter into a corporate transaction (such as a merger or reorganization) whereby the Company would be acquired by another company. We cannot guarantee that the acquiring company in the corporate transaction would agree to assume existing options and therefore the obligation to issue replacement options. Therefore, it is possible that you may not receive any replacement options, securities of the surviving company or other consideration in exchange for your canceled options if we are acquired before the replacement options are granted. In addition, the announcement of a corporate transaction regarding the Company could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the Stock Option Exchange Program.

          We reserve the right to take any action, including entering into a merger, reorganization or other corporate transaction, that our board of directors believes is in the best interest of the Company and our stockholders.

6. Additional Conditions of the Stock Option Exchange Program.

     Notwithstanding any other provision of the Stock Option Exchange Program, we will not be required to accept any options submitted to us for cancellation and exchange, and we may terminate or amend the Stock Option Exchange Program, or postpone our acceptance and cancellation of any options submitted to us for cancellation and exchange, in each case, subject to certain limitations, if at any time on or after June 28, 2002 and prior to the expiration of this offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including any action or omission to act by us, we have determined prior to the expiration of this offer that the occurrence of such event or events makes it inadvisable for us to proceed with the Stock Option Exchange Program or to accept and cancel options submitted to us for exchange:

(i)	any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, is threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Stock Option Exchange Program, the acquisition of some or all of the options submitted to us for exchange pursuant to the Stock Option Exchange Program, the issuance of new options, or otherwise relates in any manner to the Stock Option Exchange Program or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the Stock Option Exchange Program;

(ii)	any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to the Stock Option Exchange Program or the Company or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make it illegal for us to accept some or all of the existing options for exchange and cancellation or to issue the new options for some or all of the options submitted to us for cancellation and exchange or otherwise restrict or prohibit completion of the Stock Option Exchange Program or otherwise relates in any manner to the Stock Option Exchange Program;

•	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange;

•	materially impair the benefits that we believe we will receive from the Stock Option Exchange Program; or

•	materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(iii)	there has occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

•	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of the Company or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the Stock Option Exchange Program; or

•	in the case of any of the foregoing existing at the time of the commencement of the Stock Option Exchange Program, a material acceleration or worsening thereof;

(iv)	there has occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Stock Option Exchange Program;

(v)	a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•	any person, entity or “group”, within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or

Schedule 13G with the Securities and Exchange Commission on or before June 28, 2002;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before June 28, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

(vi)	any change or changes occur in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of the Company or our subsidiaries that, in our reasonable judgment, is or may be material to the Company or our subsidiaries.

          The conditions to the Stock Option Exchange Program are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Stock Option Exchange Program. Our failure at any time to exercise any of these rights will not be deemed a waiver of any other rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7. Price Range of Common Stock Underlying the Options.

          Our common stock is traded on the Nasdaq National Market under the symbol “TIXX.” The following table presents the range of high and low closing sale prices per share of our common stock each quarter during the past two years, as reported by the Nasdaq National Market. All share prices have been adjusted to reflect the one-for-eight reverse stock split of our common stock in July 2001.

	High	Low

Fiscal 2000
First Quarter	$152.00	$55.04
Second Quarter	$75.04	$18.00
Third Quarter	$30.48	$7.52
Fourth Quarter	$12.24	$1.04

	High	Low

Fiscal 2001
First Quarter	$6.75	$2.25
Second Quarter	$4.17	$2.24
Third Quarter	$3.60	$1.50
Fourth Quarter	$3.08	$1.50
Fiscal 2002
First Quarter	$4.21	$2.05
Second Quarter (through June 25, 2002)	$2.95	$1.10

          We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Stock Option Exchange Program.

8. Source and Amount of Consideration; Terms of New Options.

          Consideration. We will issue new options to purchase common stock under the 1999 Plan in exchange for outstanding eligible options properly submitted and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to three-fourths the number of shares subject to each of your corresponding canceled options, subject to adjustments for any stock splits, stock dividends and similar events. You cannot cancel one part of an option that has been split into an incentive stock option and a nonqualified stock option because it is still considered a single option. It cannot be separated for purposes of this program. The shares of common stock subject to options granted under the 1999 Plan and canceled pursuant to the Stock Option Exchange Program will be returned to the pool of shares available for grants of new options under the 1999 Plan. However, the shares of common stock subject to options granted under the TicketsLive Plan and canceled pursuant to the Stock Option Exchange Program will no longer be available for future option grants. Options to purchase a maximum of approximately 176,400 shares will be granted under the Stock Option Exchange Program, if the maximum number of eligible options are surrendered for cancellation.

          Terms of New Options. The new stock options to be granted will be issued under the 1999 Plan. We will issue a new option agreement to each option holder who receives a new option on the replacement grant date. Except for the new exercise price and the number of shares subject to the new option, the terms and conditions of the new options will be substantially similar to other options previously granted to you under the 1999 Plan. The terms and conditions of the 1999 Plan are summarized in the prospectus prepared by us. The term of each new option will end on the same date that the corresponding canceled option would have terminated. You may obtain copies of the prospectus and the 1999 Plan as indicated below.

          The exercise price of the new options will be the closing sales price of our common stock as reported on Nasdaq on the replacement grant date. Because the replacement grant date is more than six months after the date we canceled the options accepted for exchange and the price of our stock on the stock market is volatile, we cannot predict the market price of the new options on the replacement grant date. Accordingly, the new options may have a higher exercise price than your current options.

          The terms and conditions of your current options are set forth in the 1999 Plan or the TicketsLive Plan, as applicable, and the stock option agreement(s) you entered into in connection with the grant. The terms and conditions of the applicable plan are summarized in the prospectus prepared by us and previously made available to you. You may obtain copies of the applicable prospectus and the applicable plan as indicated below.

          Important Note: The statements in this Offer to Exchange concerning the 1999 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1999 Plan and the form of stock option agreements under the 1999 Plan.

          Please contact Melissa Washington in our Human Resources Department by e-mail at MWashington@Tickets.com or by fax at (714) 327-5512 to receive a copy of any of the Plans, the related prospectus or forms of stock option agreements. We will promptly furnish you copies of these documents at our expense.

9. Information Concerning the Company; Financial Information.

          Overview. We are a leading business-to-business ticketing solutions provider for live events. We facilitate the sale of tickets by enabling venues and entertainment organizations with proprietary and progressive software, through an integrated distribution network that includes the Internet, call centers, interactive voice response systems and retail outlets. We build private label ticketing gateways to enable live entertainment organizations with an e-commerce distribution platform. Our automated ticketing solution is used by thousands of entertainment organizations such as leading performing arts centers, professional sports organizations and various stadiums and arenas in the U.S., Canada, Europe, Australia and Latin America.

          Tickets.com, Inc. was incorporated in Delaware in January 1995 as The Entertainment Express, Inc. We commenced business operations in May 1996. In December 1996 we changed our name to Advantix, Inc., and in May 1999 we changed our name to Tickets.com, Inc. We completed our initial public offering and our common stock began trading on the Nasdaq National Stock Market on November 4, 1999. Our principal executive offices are located at 555 Anton Boulevard, 11th Floor, Costa Mesa, California 92626. Our telephone number is (714) 327-5400.

          The Company has two classes of preferred stock outstanding. A summary of the terms of such preferred stock and certain rights held by the investors participating therein is included in Item 5 of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2001, and is incorporated herein by reference.

          Additional information about Tickets.com, Inc. is available from the documents described in Section 16. The financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 are incorporated herein by reference. Copies of these reports are available from us upon request and are available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov.

          Selected Financial Data. Set forth below is a selected summary of our financial information. The financial data as of December 31, 2001 and for the years ended December 31, 2001 and 2000 are derived from our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2001. The financial data as of March 31, 2002 and for the three months ended March 31, 2002 and 2001 are derived from our unaudited consolidated financial statements for the quarter ended March 31, 2002. This financial data should be read together with the Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes included in our annual report on Form 10-K for the year ended December 31, 2001 and our quarterly report on Form 10-Q for the quarter ended March 31, 2002.

Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	March 31, 2000	Dec. 31, 2001

Assets
Current Assets:
Cash, cash equivalents and restricted cash	$28,633	$11,331
Accounts receivable, net	9,084	5,808
Prepaid expenses and other current assets	8,760	7,966
Total current assets	46,477	25,105
Property and Equipment, net	13,341	14,517
Goodwill and intangible assets, net	40,483	40,504
Other assets	2,422	4,291

Total assets	$102,723	$84,417

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$21,856	$16,980
Other current liabilities	3,471	4,427
Total current liabilities	25,327	21,407
Long-term liabilities	612	950
Total liabilities	25,939	22,357
Series F Senior Cumulative Redeemable Convertible Preferred Stock, $.000225 par value; 28,333 shares authorized, 28,333 shares issued and outstanding in 2002 and in 2001, liquidation preference: $18,103	17,670	17,206
Series G Senior Cumulative Redeemable Convertible Participating Preferred Stock, $.000225 par value; 8,475 shares authorized; 8,475 shares issued and outstanding in 2002; liquidation preference: $20,035	19,760	—-
Stockholders’ equity:
Common stock, $.000255 par value; 225,000 shares authorized; 7,546 shares issued and outstanding	2	2
Additional paid-in capital	326,388	323,404
Accumulated deficit	(286,469)	(278,039)
Officer loan	(279)	(279)
Accumulated other comprehensive loss	(288)	(234)

Total stockholders’ equity	39,354	44,854

Total liabilities and stockholders’ equity	$102,723	$84,417

Condensed Consolidated Statement of Operations
(in thousands, except per share data)
(Unaudited)

	Three months ended March 31,		Year ended December 31,

	2002	2001	2001	2000

Revenue	$17,857	$14,938	$56,131	$58,670
Cost of services	9,265	9,699	32,136	37,651

Gross Profit	8,592	5,239	23,995	21,019

Operating expenses:
Sales and marketing	3,295	5,296	19,290	39,401
Technology development	3,800	3,553	10,408	13,901
General and administrative	6,522	9,076	26,385	30,678
Amortization of intangibles	—	—	9,546	9,799
Restructuring charge	—	—	(2,669)	35,124
Impairment of assets	—	15,434	17,952	—

Total operating expenses	13,617	33,359	80,912	128,903

Loss from operations	(5,025)	(28,120)	(56,917)	(107,884)

Total other income, net	55	129	688	2,262

Loss before provision for income taxes	(4,970)	(27,991)	(56,229)	(105,622)
Provision for income taxes	33	—	111	107

Net loss	$(5,003)	$(27,991)	$(56,340)	$(105,729)

Preferred stock dividends	398	—	(705)	—

Accretion of preferred stock	(66)	—	(137)	—
Value of preferred stock beneficial conversion feature	(2,963)	—	—	—

Net loss available to common stockholders	$(8,430)	$(27,991)	$(57,182)	$(105,729)

Loss per share — basic and diluted(1):
Net loss available to common stockholders	$(1.12)	$(3.77)	$(7.70)	$(14.43)
Weighted average common shares outstanding — basic and diluted	7,542	7,419	7,426	7,327
Deficiency of earnings to cover combined fixed charges and preferred stock dividend requirements(2)	$4,805	$27,780	$55,439	$104,330

The book value per share of Tickets.com common stock was $5.22 per share at March 31, 2002. The book value per share was calculated by dividing total stockholders’ equity as presented in the condensed consolidated balance sheet divided by the common shares outstanding. Total stockholders’ equity does not include the Series F Senior Cumulative Redeemable Convertible Preferred Stock (“Series F Preferred”) or the Series G Cumulative Redeemable Convertible Participating Preferred Stock (“Series G Preferred”). The calculation of book value per share does not include any effect of the liquidation preferences or conversion rights of the Series F Preferred or the Series G Preferred.

(1)	All per share data in the table above have been restated to reflect the one-for-eight reverse split of Tickets.com’s common stock that became effective on July 23, 2001.

(2)	For purposes of determining the deficiency of earnings to cover combined fixed charges and preferred stock dividend requirements, earnings are defined as loss from continuing operations before income taxes, less interest capitalized, and plus fixed charges. Fixed charges consist of interest expense on all indebtedness and that portion of operating lease rental expense that is representative of the interest factor. Preferred stock dividend requirements consist of the amount of earnings that is required to cover the dividends and accretions on outstanding preferred stock.

10. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

          A list of our directors and executive officers of the Company is attached to this Offer to Exchange as Schedule I.

          As of May 31, 2002, such persons, as a group, beneficially owned options to purchase a total of approximately 1,276,332 shares of our common stock, which represented approximately 67% of all options outstanding as of that date. None of our directors or executive officers is eligible to participate in the Stock Option Exchange Program. Please see the definitive proxy statement for our 2002 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 30, 2002, for information regarding the amount of our securities beneficially owned by our executive officers and directors as of March 31, 2002. Agreements with our executive officers and directors are described or filed in our filings with the Securities and Exchange Commission, including our quarterly reports. Copies of these reports are available from us upon request and are available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov.

          During the 60 days prior to June 28, 2002, we granted the following options to the directors and executive officers listed below:

Name	Position	No. of Shares

David Codiga	Executive Vice President — Operations	83,333 shares
Carl Thomas	Executive Vice President — Marketing & Sales	75,000 shares

These options vest in substantially equal installments each quarter over a period of four years. The exercise price for these options is $2.05 per share.

          Except as otherwise described above and other than ordinary course purchases under our broad-based employee stock purchase plan, and ordinary course grants of stock options to employees who are not executive officers and to newly-hired employees who are not executive officers, there have been no transactions in options to purchase our common stock or in shares of our common stock which were effected during the past 60 days by the Company or, to our knowledge, by any executive officer, director or affiliate of the Company or any of its subsidiaries.

11. Status of Options Acquired by us in the Stock Option Exchange Program; Accounting Consequences of the Stock Option Exchange Program.

          The shares of common stock subject to options granted under the 1999 Plan and canceled pursuant to the Stock Option Exchange Program will be returned to the pool of shares available for grants of new options under the 1999 Plan. However, the shares of common stock subject to options granted under the TicketsLive Plan and canceled pursuant to the Stock Option Exchange Program will no longer be available for future option grants.

          We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Stock Option Exchange Program because we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options elected for exchange. Further, the exercise price of all new options will equal the closing market price of the common stock on the replacement grant date (or the last trading day before the replacement grant date, if the market for trading in our stock is closed on such date).

          If we were to grant any options before the scheduled replacement grant date to any option holder electing to cancel options, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would be amortized over the period that the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

12. Legal Matters; Regulatory Approvals.

          We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Stock Option Exchange Program, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Stock Option Exchange Program to accept options elected for exchange is subject to conditions, including the conditions described in Section 6.

13. Material United States Income Tax Consequences.

          The following is a general summary of the material United States federal income tax consequences of the exchange of options pursuant to the Stock Option Exchange Program. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

          Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. WE ADVISE ALL OPTION HOLDERS CONSIDERING EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE STOCK OPTION EXCHANGE PLAN.

          Incentive Stock Options. Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option under our Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

          If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	at least two (2) years after the date the incentive stock option was granted; and

•	at least one (1) year after the date the incentive stock option was exercised.

          If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the option holder will recognize ordinary income at the time of disposition to the extent the fair market value of the option shares on the date the option was exercised (or the sales price of the option shares if less) exceeds the exercise price of the option. Any additional gain or net loss recognized by the option holder will be long-term or short-term capital gain or loss, depending upon whether or not the shares were sold more than one (1) year after the option was exercised.

          Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of ordinary income taxable to the option holder.

          If you tender stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option. You should note that your new options may exceed the limit for incentive stock options if, for example, (A) the new options have a higher exercise price than some or all of your current options, or (B) your canceled options are substantially vested or would have been substantially vested on the replacement grant date.

          You should note that there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the Stock Option Exchange Program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, the IRS may characterize this offer to exchange options as a “modification” of those incentive stock options, even if you decline to participate. A successful assertion by the IRS of this position could extend the options’ holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonstatutory stock options.

          Nonstatutory Stock Options. Under current law, an option holder will not realize taxable income upon the grant of an option that is not qualified as an incentive stock option, also referred to as a nonqualified or nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

          The subsequent sale of the shares acquired pursuant to the exercise of a nonstatutory stock option generally will give rise to capital gain or loss equal to the difference between the sales price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the purchase of the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

          We recommend that you consult your own tax advisor with respect to the federal, state, provincial, local and/or foreign tax consequences of participating in the Stock Option Exchange Program in your particular circumstances.

14. Extension of the Stock Option Exchange Program; Termination; Amendment.

          We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the expiration date and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders.

          We also expressly reserve the right, in our sole discretion, prior to the expiration date, to terminate or amend the Stock Option Exchange Program and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the Stock Option Exchange Program.

          Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the Stock Option Exchange Program in any respect.

          Amendments to the Stock Option Exchange Program may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of the Stock Option Exchange Program will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of the Stock Option Exchange Program, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.

          If we materially change the terms of the Stock Option Exchange Program or the information concerning the Stock Option Exchange Program, or if we waive a material condition of the Stock Option Exchange Program, we will extend the expiration date to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. We will notify you of such action, and we will extend the deadline to participate in the Stock Option Exchange Program for a period of no fewer than ten business days after the date of such notice if we increase or decrease:

•	the amount of consideration offered for the exchanged options; or

•	the number of options eligible to be elected for exchange in the Stock Option Exchange Program, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Stock Option Exchange Program immediately prior to the increase.

15. Fees and Expenses.

          We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to the Stock Option Exchange Program.

16. Additional Information.

          This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits and the following materials that we have filed with the SEC before making a decision on whether or not to elect to exchange your options:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on April 1, 2002;

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2002, filed with the Securities and Exchange Commission on May 15, 2002;

•	the definitive proxy statement on Schedule 14A relating to our 2002 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 30, 2002; and

•	the description of our common stock included in our registration statement on Form 8-A12G, which was filed with the Securities and Exchange Commission on November 1, 1999, including any amendments or reports we file for the purpose of updating that description.

          These filings and other reports, registration statements, proxy statements and other filings can be examined, and copies may be obtained, at the following public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, IL 60661

          You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-732-0330. These filings are also available to the public on the Securities and Exchange Commission’s Internet site at http://www.sec.gov.

          Our common stock is quoted on the Nasdaq National Market under the symbol “TIXX,” and our Securities and Exchange Commission filings can be read at the following Nasdaq address:

Nasdaq Operations 1735 K Street, N.W. Washington, D.C. 20006

          We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Tickets.com, Inc. 555 Anton Boulevard, 11th Floor Costa Mesa, California 92626 Attention: Melissa Washington

          You may also make a request by telephone at (714) 327-5484 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, Monday through Friday.

          As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

          The information contained in this Offer to Exchange about the Company should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in the Stock Option Exchange Program.

17. Forward Looking Statements.

          This Offer to Exchange and our SEC reports referred to above, include forward-looking statements that effect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “could,” “should” and “estimates” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

          For information about risks, uncertainties and other factors that may affect our business, please review the disclosure included under the captions “Forward Looking Information Regarding Revenue Growth and Execution of Our Business Plan”, “Forward Looking Information Regarding Costs of Services”, “Forward Looking Information Regarding Operating Expenses”, and “Forward Looking Information Regarding Liquidity and Capital Resources” in our annual report on Form 10-K for the fiscal year ended December 31, 2001 and in our quarterly report on Form 10-Q for the fiscal period ended March 31, 2002. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this offer to exchange.

18. Miscellaneous.

          We are not aware of any jurisdiction where the implementation of the Stock Option Exchange Program violates applicable law. If we become aware of any jurisdiction where the implementation of the Stock Option Exchange Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Stock Option Exchange Program will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction. With respect to employees resident in foreign jurisdictions, the Stock Option Exchange Program is subject to, and conditioned upon, our obtaining the appropriate regulatory approvals, if required, in such jurisdictions.

          WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE STOCK OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL (ELECTION TO PARTICIPATE). IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Tickets.com, Inc.

June 28, 2002

SCHEDULE I

Information concerning the executive officers and directors of Tickets.com, Inc.

The executive officers and directors of Tickets.com, Inc. and their positions and offices as of June 15, 2002, are set forth in the following table:

Name	Position and Offices Held

Ronald Bension	Chief Executive Officer and Director

Eric P. Bauer	Chief Financial Officer

David Codiga	Executive Vice President — Operations

Carl Thomas	Executive Vice President — Marketing & Sales

Christopher Goodhart	Division President — International Group

W. Thomas Gimple	Co-Chairman of the Board of Directors

C. Ian Sym-Smith	Co-Chairman of the Board of Directors

Braden R. Kelly	Director

J.L. (Jack) Davies	Director

Nicholas E. Sinacori	Director

Thomas Heymann	Director

The address of each executive officer and director is 555 Anton Boulevard, 11th Floor, Costa Mesa, California 92626.

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